Exhibit 99.1

Yield10 Bioscience Announces Closing of $11.5 Million Equity Offering and Full Exercise of Over-allotment Option

WOBURN, Mass., November 19, 2019 (GLOBE NEWSWIRE) -- Yield10 Bioscience, Inc. (NASDAQ:YTEN) an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries, announced today the closing of an equity offering, which consisted of an underwritten public offering of units and a private placement of units for gross proceeds of $11.5 million, which includes the full exercise of the underwriter's over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by Yield10 Bioscience. Both existing investors, including 40.1% shareholder Jack W. Schuler, and new institutional investors participated in the offering.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), is sole book-running manager and placement agent in connection with the public offering and the private placement.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-233683), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on November 14, 2019.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to the public offering was filed by Yield10 Bioscience with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Yield10
Yield10 Bioscience, Inc. is an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries to achieve step-change improvements in crop yield to enhance global food security and develop specialty crop products.
Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. Yield10 is leveraging its “GRAIN” technology platform and unique knowledge base to design precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as canola, soybean, rice, wheat and corn. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the Company, please visit www.yield10bio.com. (YTEN-G)

Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

Investor Relations:
Bret Shapiro, (516) 222-2560, brets@coreir.com
Managing Director, CORE IR

Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank Marketing and PR